Exhibit 10.12

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of August 12, 2013

among

CHEGG, INC.,

as the Borrower,

THE DOMESTIC SUBSIDIARIES OF THE BORROWER,

as the Guarantors,

and

BANK OF AMERICA, N.A.,

as Lender and L/C Issuer

i

ARTICLE VI REPRESENTATIONS AND WARRANTIES		45

6.01	Existence, Qualification and Power.	45
6.02	Authorization; No Contravention.	46
6.03	Governmental Authorization; Other Consents.	46
6.04	Binding Effect.	46
6.05	Financial Statements; No Material Adverse Effect.	46
6.06	Litigation.	47
6.07	No Default.	47
6.08	Ownership of Property; Liens.	47
6.09	Environmental Compliance.	47
6.10	Insurance.	48
6.11	Taxes.	48
6.12	ERISA Compliance.	48
6.13	Subsidiaries.	49
6.14	Margin Regulations; Investment Company Act.	49
6.15	Disclosure.	50
6.16	Compliance with Laws.	50
6.17	Intellectual Property; Licenses, Etc.	50
6.18	Solvency.	50
6.19	Perfection of Security Interests in the Collateral.	51
6.20	Business Locations.	51
6.21	Labor Matters.	51
6.22	OFAC.	51

ARTICLE VII AFFIRMATIVE COVENANTS		51

7.01	Financial Statements.	51
7.02	Certificates; Other Information.	52
7.03	Notices.	54
7.04	Payment of Taxes.	54
7.05	Preservation of Existence, Etc.	54
7.06	Maintenance of Properties.	55
7.07	Maintenance of Insurance.	55
7.08	Compliance with Laws.	55
7.09	Books and Records.	55
7.10	Inspection Rights; Appraisals.	56
7.11	Use of Proceeds.	56
7.12	Additional Subsidiaries.	56
7.13	ERISA Compliance.	57
7.14	Pledged Assets.	57
7.15	Kentucky Lease.	57
7.16	Post-Closing Matters	58

ARTICLE VIII NEGATIVE COVENANTS		58

8.01	Liens.	58
8.02	Investments.	59
8.03	Indebtedness.	60
8.04	Fundamental Changes.	61
8.05	Dispositions.	61
8.06	Restricted Payments.	61
8.07	Change in Nature of Business.	62

8.08	Transactions with Affiliates and Insiders.	62
8.09	Burdensome Agreements.	62
8.10	Margin Stock.	63
8.11	Financial Covenants.	63
8.12	Prepayment of Other Indebtedness, Etc.	63
8.13	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.	64
8.14	Ownership of Subsidiaries.	64
8.15	Sale Leasebacks.	64
8.16	Sanctions.	64

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		64

9.01	Events of Default.	64
9.02	Remedies Upon Event of Default.	66
9.03	Application of Funds.	67

ARTICLE X MISCELLANEOUS		67

10.01	Amendments, Etc.	67
10.02	Notices and Other Communications; Facsimile Copies.	67
10.03	No Waiver; Cumulative Remedies; Enforcement.	68
10.04	Expenses; Indemnity; and Damage Waiver.	68
10.05	Payments Set Aside.	70
10.06	Successors and Assigns.	70
10.07	Treatment of Certain Information; Confidentiality.	71
10.08	Set-off.	71
10.09	Interest Rate Limitation.	72
10.10	Counterparts; Integration; Effectiveness.	72
10.11	Survival of Representations and Warranties.	72
10.12	Severability.	72
10.13	Governing Law; Jurisdiction; Etc.	72
10.14	Waiver of Right to Trial by Jury.	74
10.15	Electronic Execution of Assignments and Certain Other Documents.	74
10.16	USA PATRIOT Act.	74
10.17	No Advisory or Fiduciary Relationship.	74

SCHEDULES

1.01	Excluded Accounts
6.10	Insurance
6.11	Taxes
6.13	Subsidiaries
6.17	IP Rights
6.20(a)	Locations of Real Property
6.20(b)	Taxpayer and Organizational Identification Numbers
6.20(c)	Changes in Legal Name, State of Formation and Structure
8.01	Liens Existing on the Closing Date
8.02	Investments Existing on the Closing Date
8.03	Indebtedness Existing on the Closing Date
8.06(d)	Repurchase Agreements
10.02	Certain Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B	Form of Note
C	Form of Compliance Certificate
D	Form of Borrowing Base Certificate
E	Form of Joinder Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of August 12, 2013 among CHEGG, INC., a Delaware corporation (the “Borrower”), the Guarantors (defined herein) and BANK OF AMERICA, N.A., as Lender and L/C Issuer (as defined herein).

The Borrower has requested that the Lender provide $50,000,000 in a revolving credit facility for the purposes set forth herein, and the Lender is willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all or any substantial portion of the property of another Person, or any division, line of business or other business unit of another Person or at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement, as amended, restated, supplemented or modified from time to time.

“Applicable Rate” means with respect to Revolving Loans, the Commitment Fee and Letter of Credit Fees the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Lender pursuant to Section 7.02(b):

Pricing Tier	Consolidated Leverage Ratio	Commitment Fee	Letter of Credit Fee	Eurodollar Rate Loans	Base Rate Loans
1	<0.5:1.0	0.25%	2.50%	2.50%	0.00%
2	>0.5:1.0 but <1.0:1.0	0.50%	3.50%	3.50%	1.00%
3	>1.0:1.0	1.00%	4.50%	4.50%	2.00%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a

Compliance Certificate is delivered pursuant to Section 7.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Lender, Pricing Tier 3 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section 7.02(b), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate. The Applicable Rate in effect from the Closing Date to the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b) for the month ending September 30, 2013 shall be determined based upon Pricing Tier 1. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.09(b).

“Appraisal” means an appraisal performed by an appraiser selected by the Lender, in form and substance satisfactory to the Lender.

“Approved Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of actions that is administered or managed by (a) the Lender, (b) an Affiliate of the Lender or (c) an entity or an Affiliate of an entity that administers or manages the Lender.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease of any Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Lender in its reasonable judgment.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2012, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

“Availability” means the Borrowing Base minus the principal balance of all Revolving Loans.

“Availability Period” means the period from and including the Closing Date to the earliest of (i) the Maturity Date, (ii) the date of termination of the Revolving Commitment pursuant to Section 2.05 and (iii) the date of termination of the commitment of the Lender to make Loans pursuant to Section 9.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Lender as its “prime rate” and (c) the Eurodollar Rate for one month period plus 1.00%. The “prime rate” is a rate set by the Lender based upon various factors including the Lender’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by the Lender shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by the Lender pursuant to Section 2.01.

“Borrowing Base” means, on any date of determination, an amount equal to (a) the sum of (i) 40% of the net book value (as determined in accordance with GAAP) of the Eligible Inventory plus (ii) the aggregate cash balances of the Borrower in deposit accounts with the Lender, or accounts that are subject to a deposit account control agreement entered into with the Lender in form and substance reasonably satisfactory to the Lender minus (b) the sum of (i) reserves established by the Lender from time to time in its Permitted Judgment plus (ii) reductions required by the Lender in its Permitted Judgment to reflect adjustments to the value of the Eligible Inventory based on any Appraisal performed pursuant to Section 7.10(b).

“Borrowing Base Certificate” means a certificate to be executed and delivered from time to time by the Borrower in the form of Exhibit D pursuant to the terms of Section 7.02(c).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lender’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Businesses” means, at any time, a collective reference to the businesses operated by the Borrower and its Subsidiaries at such time.

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the L/C Issuer, as collateral for L/C Obligations, cash or deposit account balances or, if the L/C Issuer shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twenty-four months from date of acquisition with a weighted average maturity of no longer than twelve months, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than twelve months from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (e) municipal securities and direct obligations of foreign governments whose rating from S&P is at least A- or the equivalent thereof from Moody’s, (f) debt issued by corporations or financial institutions whose rating from S&P is at least A- or the equivalent thereof by Moody’s, and (g) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events:

(a) prior to a Qualifying IPO, the holders of the outstanding Equity Interests of the Borrower immediately before consummation of such event or transaction, or series of related events or transactions, do not, immediately after consummation of such event or transaction or series of related events or transactions, retain, directly or indirectly, capital stock representing greater than 50% of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis;

(b) after a Qualifying IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(c) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Closing Date” means the date hereof.

“Collateral” means a collective reference to all real and personal property with respect to which Liens in favor of the Lender, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” means a collective reference to the Security Agreement and other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.14.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Commitment Fee” has the meaning specified in Section 2.08(a).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Capital Expenditures” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, all capital expenditures, as determined in accordance with GAAP; provided, however, that Consolidated Capital Expenditures shall not include (a) expenditures made with proceeds of any Involuntary Disposition to the extent such expenditures are used to purchase property that is the same as or similar to the property subject to such Involuntary Disposition or (b) Permitted Acquisitions.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Charges for such period, (b) the provision for federal, state, local, foreign and income taxes payable by the Borrower and its Subsidiaries for such period, (c) depreciation and amortization expense for such period, (d) non-cash stock based compensation expense for such period and (e) costs and expenses not to exceed an aggregate of $2,000,000 incurred by the Loan Parties in connection with the closing of the Loan Documents and the repayment of any Indebtedness in connection therewith.

“Consolidated Funded Indebtedness” means Funded Indebtedness of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (i) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (ii) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP plus (iii) the implied interest component of Synthetic Leases with respect to such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains) for that period, as determined in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by any Loan Party or any Subsidiary (including the Equity Interests of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding:

(a) the sale, lease, license, transfer or other disposition of Inventory (including Eligible Inventory and the non-exclusive license of digital content) in the ordinary course of business;

(b) the sale, lease, license, transfer or other disposition in the ordinary course of business of surplus, obsolete or worn out property no longer used or useful in the conduct of business of any Loan Party and its Subsidiaries;

(c) any sale, lease, license, transfer or other disposition of property to any Loan Party or any Subsidiary; provided, that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 8.02;

(d) any Involuntary Disposition; and

(e) transactions permitted by Section 8.04.

“Disqualified Stock” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Revolving Commitment), (b) is redeemable or subject to a mandatory repurchase requirement at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is 180 days after the Maturity Date in effect at the time of issuance of the respective Disqualified Stock.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Material Subsidiary” means, as of any date of determination, any Domestic Subsidiary of the Borrower that (a) owns at least $500,000 of assets, (b) has revenues of at least $500,000 for the twelve (12) month period most recently ended, (c) owns, together with all other Domestic Subsidiaries of the Borrower not providing a Guaranty hereunder, total assets of at least $2,000,000 in the aggregate or (d) has, together with all other Domestic Subsidiaries of the Borrower not providing a Guaranty hereunder, total revenues of at least $2,000,000 in the aggregate for the twelve (12) month period most recently ended (in each case, as determined in accordance with GAAP, on a consolidated basis excluding any permitted intercompany transfers between Loan Parties).

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“Earn Out Obligations” means, with respect to an Acquisition, all obligations of the Borrower or any Subsidiary to make earn out or other contingency payments (including purchase price adjustments) pursuant to the documentation relating to such Acquisition. For purposes of determining the aggregate consideration paid for an Acquisition at the time of such Acquisition, the amount of any Earn Out Obligations shall be deemed to be the maximum amount of the earn-out payments in respect thereof as specified in the documents relating to such Acquisition. For purposes of determining the amount of any Earn Out Obligations to be included in the definition of Funded Indebtedness, the amount of Earn Out Obligations shall be deemed to be the aggregate liability in respect thereof that is required to be accrued on the Borrower’s consolidated balance sheet, as determined in accordance with GAAP.

“Eligible Assignee” means (a) an Affiliate of the Lender; (b) an Approved Fund; and (c) any other Person (other than a natural person) approved by the Borrower.

“Eligible Inventory” means all of the Inventory consisting of new or used textbooks owned by Borrower (whether in the possession of the Borrower or a Domestic Subsidiary, or a renting end-user) as certified in the most recent Borrowing Base Certificate delivered to the Lender pursuant to Section 7.02(c); except for any such Inventory to which any of the exclusionary criteria set forth below applies:

(a) it is not owned by the Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure the Borrower’s performance with respect to that Inventory), except the Liens in favor of the Lender,

(b) it (i) is not located within the United States, (ii) is stored at a location leased by the Borrower, unless a reasonably satisfactory landlord waiver has been delivered to the Lender, or (iii) is stored with a bailee or warehouseman (which shall not be deemed to include a renting end-user) unless a reasonably satisfactory, acknowledged bailee letter has been received by the Lender,

(c) is covered by a negotiable document of title, unless such document has been delivered to the Lender with all necessary endorsements, free and clear of all Liens except the Liens in favor of the Lender,

(d) is obsolete, unsalable, damaged or unfit for rental,

(e) is not of a type held for rental in the ordinary course of the Borrower’s business,

(f) is not subject to a first priority lien in favor of the Lender,

(g) breaches any of the representations or warranties pertaining to Inventory set forth in the Loan Documents,

(h) is not covered by casualty insurance as required in accordance with Section 7.07, or

(i) is subject to any patent or trademark license requiring the payment of royalties or fees or requiring the consent of the licensor for a sale thereof by the Lender.

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means any issuance by any Loan Party or any Subsidiary to any Person of its Equity Interests, other than (a) any issuance of its Equity Interests pursuant to the exercise of options or warrants, (b) any issuance of its Equity Interests pursuant to the conversion of any debt securities to equity or the conversion of any class equity securities to any other class of equity securities and (c) any issuance of options or warrants relating to its Equity Interests. The term “Equity Issuance” shall not be deemed to include any Disposition.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Base Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR Rate available (“LIBOR”), as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Lender from time to time) at approximately 11:00 a.m., London time, two

London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Lender to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Lender’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m. London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Lender to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained with a term equal to one month would be offered by the Lender’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.

“Eurodollar Rate” means (a) for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Lender to be equal to the quotient obtained by dividing (i) the Eurodollar Base Rate for such Eurodollar Rate Loan for such Interest Period by (ii) one minus the Eurodollar Reserve Percentage for such Eurodollar Rate Loan for such Interest Period and (b) for any day with respect to any Base Rate Loan bearing interest at a rate based on the Eurodollar Rate, a rate per annum determined by the Lender to be equal to the quotient obtained by dividing (i) the Eurodollar Base Rate for such Base Rate Loan for such day by (ii) one minus the Eurodollar Reserve Percentage for such Base Rate Loan for such day.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate”.

“Eurodollar Reserve Percentage” means, for any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to the Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan and for each outstanding Base Rate Loan the interest on which is determined by reference to the Eurodollar Rate, in each case, shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Account” means (a) payroll accounts and similar accounts established to fund employee benefits and tax withholding, (b) accounts that hold, or consist of, cash and Cash Equivalents securing Treasury Management Agreements that are permitted under Section 8.03(g) and (c) accounts set forth in Schedule 1.01.

“Excluded Property” means, with respect to any Loan Party, including any Person that becomes a Loan Party after the Closing Date as contemplated by Section 7.12, (a) any personal property (including, without limitation, motor vehicles) in respect of which perfection of a Lien is not either (i)

governed by the Uniform Commercial Code or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, unless requested by the Lender, (b) the Equity Interests of any Foreign Subsidiary of a Loan Party to the extent not required to be pledged to secure the Obligations pursuant to Section 7.14(a), and (c) any property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(i) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant under a Loan Document by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 4.08 and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply to only the portion of such Swap Obligations that is attributable to Swap Contracts for which such Guaranty or security interest becomes illegal.

“Existing Loan Agreements” means (a) that certain Credit Agreement dated as of March 31, 2011, as amended, among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and (b) that certain Loan and Security Agreement dated as of May 4, 2012, as amended, among the Borrower, certain Subsidiaries of the Borrower, the lenders party thereto and Triplepoint Capital LLC, as agent for the lenders.

“Facilities” means, at any time, a collective reference to the facilities and real properties owned, leased or operated by any Loan Party or any Subsidiary.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Lender on such day on such transactions as determined by the Lender.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all purchase money Indebtedness;

(c) the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by the Borrower or any Subsidiary (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d) all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(e) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), including, without limitation, any Earn Out Obligations;

(f) the Attributable Indebtedness of Capital Leases, Securitization Transactions and Synthetic Leases;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(i) all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person; and

(j) all Funded Indebtedness of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that Funded Indebtedness is expressly made non-recourse to such Person.

For purposes hereof, the amount of any direct obligation arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary indemnity obligations in effect on the Closing Date entered into in connection with any acquisitions or disposition of assets or Permitted Acquisitions permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 4.01.

“Guarantors” means, collectively, (a) each Domestic Subsidiary of the Borrower identified as a “Guarantor” on the signature pages hereto, (b) each Person that joins as a Guarantor pursuant to Section 7.12 or otherwise, (c) with respect to (i) Obligations under any Secured Swap Agreement, (ii) Obligations under any Secured Treasury Management Agreement and (iii) any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 4.01 and 4.08) under the Guaranty, the Borrower, and (d) the successors and permitted assigns of the foregoing.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Lender pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning set forth in Section 2.03(c).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Indebtedness;

(b) the Swap Termination Value of any Swap Contract;

(c) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person; and

(d) all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interest Payment Date” means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each calendar month and the Maturity Date.

“Interest Period” means as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period with respect to any Loan shall extend beyond the Maturity Date.

“Interim Financial Statements” means unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ended June 30, 2013, including balance sheets and statements of income or operations, shareholders’ equity and cash flows.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Internal Revenue Service” means the United States Internal Revenue Service.

“Inventory” means any “inventory,” as such term is defined in the Uniform Commercial Code, now owned or hereafter acquired by any Person, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by any Person for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in such Person’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person,

(b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. For the purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any of its Subsidiaries.

“IP Rights” means all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit E executed and delivered by a Domestic Subsidiary in accordance with the provisions of Section 7.12.

“Kentucky Landlord” means AP Omega Parkway LLC, a Delaware limited liability company.

“Kentucky Lease” means that certain Standard Industrial Lease Agreement dated as of October 17, 2009, as amended by that certain Amendment to Lease dated as of May 13, 2011, by and between the Borrower and the Kentucky Landlord.

“Kentucky Premises” means that certain real property located at 649 Omega Parkway, Shepherdsville, Kentucky 40165.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender’s Office” means the Lender’s address and, as appropriate, account as set forth on Schedule 10.02 or such other address or account as the Lender may from time to time notify to the Borrower.

“Lender” means Bank of America and its permitted assigns.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is thirty days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(g).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the Revolving Commitment and (b) $5,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Commitment.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including (i) any conditional sale or other title retention agreement, (ii) any easement, right of way or other encumbrance on title to real property and (iii) any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by the Lender to the Borrower under Article II in the form of a Revolving Loan.

“Loan Documents” means this Agreement, the Note, each Issuer Document, each Joinder Agreement, each Borrowing Base Certificate, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.12 of this Agreement and the Collateral Documents (but specifically excluding Secured Swap Agreements and any Secured Treasury Management Agreements).

“Loan Notice” means a notice of (a) a Borrowing of Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, in each case pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; (b) an impairment of the ability of any Loan Party to perform its material obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means August 12, 2016.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.12(a)(i), (a)(ii) or (a)(iii), an amount equal to 102% of the Outstanding Amount of all L/C Obligations, and (b) otherwise, an amount determined by the L/C Issuer in its sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Note” has the meaning specified in Section 2.10(a).

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Obligations” means, with respect to the Borrower and each Guarantor (i) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, and (ii) all obligations of any Loan Party owing to the Lender or any Affiliate of a Lender in respect of any Secured Treasury Management Agreement or Secured Swap Agreement, in each case identified in clauses (i) and (ii) whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, however, that the “Obligations” of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Outstanding Amount” means (a) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Internal Revenue Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Internal Revenue Code.

“Permitted Acquisitions” means Investments consisting of (a) an Acquisition by any Loan Party for which the consent of the Lender has been obtained, or (b) any other Acquisition by any Loan Party; provided that, in the case of this clause (b), (i) no Default shall have occurred and be continuing or would result from such Acquisition, (ii) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a related line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof), (iii) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date, and (iv) if the aggregate consideration (including cash and non-cash consideration, any assumption of Indebtedness, deferred purchase price and any Earn-Out Obligations, but excluding consideration in the form of capital stock of the Borrower) paid by the Loan Parties with respect to any such Acquisition exceeds $5,000,000, then (A) immediately after giving effect to such Acquisition, the Availability shall not be less than $20,000,000 and (B) the Borrower shall have delivered to the Lender a Pro Forma Compliance Certificate demonstrating that, after giving effect to such acquisition, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 on a Pro Forma Basis and (C) the aggregate consideration (including cash and non-cash consideration, any assumption of Indebtedness, deferred purchase price and any Earn-Out Obligations, but excluding consideration in the form of capital stock of the Borrower) paid by the Loan Parties for all such Acquisitions permitted by this clause (b) in any fiscal year shall not exceed an amount equal to 80% of Consolidated EBITDA for the twelve month period preceding the date of such Acquisitions (any such calculation to be done on a Pro Forma Basis).

“Permitted Judgment” means a determination made in the exercise of reasonable (from the perspective of a secured lender) business judgment consistent with customary industry practice.

“Permitted Liens” means, at any time, Liens in respect of property of any Loan Party or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.

“Person” means any natural person, corporation, limited liability company, trust, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Pro Forma Basis” means, for purposes of calculating compliance with the covenants in Section 8.11 or with any test or covenant hereunder in respect of a Specified Transaction, that such Specified Transaction and all other Specified Transactions during the relevant fiscal period or thereafter and on or prior to the date of determination shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or, with respect to the months ending March 31, June 30, September 30 and December 31, Section 7.01(b). In connection with the foregoing, (i)(a) with respect to any Disposition or Involuntary Disposition, income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (b) with respect to any Acquisition, income statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information satisfactory to the Lender and (ii) any Indebtedness incurred or assumed by the Borrower or any Subsidiary (including the Person or property acquired) in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Borrower containing reasonably detailed calculations of the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter end for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or, with respect to the months ending March 31, June 30, September 30 and December 31, Section 7.01(b), after giving effect to the applicable transaction on a Pro Forma Basis.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying IPO” means an underwritten primary public offering of the common stock of the Borrower pursuant to an effective registration statement filed with the United States Securities and Exchange Commission in accordance with the Securities Act of 1933 (whether alone or in conjunction with a secondary public offering).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and, solely for purposes of the delivery of certificates pursuant to Sections 5.01 or 7.12(b), the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Loan Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof), or any setting apart of funds or property for any of the foregoing.

“Revolving Commitment” means, the Lender’s obligation to make Revolving Loans to the Borrower pursuant to Section 2.01, in an aggregate amount not to exceed $50,000,000.

“Revolving Loan” has the meaning specified in Section 2.01.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctions” means any international economic sanction administered or enforced by the United States government (including, without limitation, OFAC) the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Swap Agreement” means any Swap Contract permitted under Section 8.03 between any Loan Party and the Lender or an Affiliate of the Lender.

“Secured Treasury Management Agreement” means any Treasury Management Agreement between any Loan Party and the Lender or an Affiliate of the Lender.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Security Agreement” means the security and pledge agreement dated as of the Closing Date executed in favor of the Lender by each of the Loan Parties, as amended or modified from time to time in accordance with the terms hereof.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Loan Party” has the meaning specified in Section 4.08.

“Specified Transaction” means, any Acquisition, incurrence or repayment of Indebtedness, sale, transfer or other Disposition, Involuntary Disposition, Restricted Payment, increase in the Revolving Commitment or other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant or requires such test or covenant to be calculated on a Pro-Forma Basis.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and

Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $1,000,000.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“United States” and “U.S.” mean the United States of America.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wholly Owned Subsidiary” means any Person 100% of whose Equity Interests are at the time owned by the Borrower directly or indirectly through other Persons 100% of whose Equity Interests are at the time owned, directly or indirectly, by the Borrower.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements; provided, however, that calculations of Attributable Indebtedness under any Synthetic Lease or the implied interest component of any Synthetic Lease shall be made by the Borrower in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease.

(b) Changes in GAAP. The Borrower will provide a written summary of material changes in GAAP and in the consistent application thereof with each Compliance Certificate delivered in accordance with Section 7.02(b) for each month ending March 31, June 30,

September 30 and December 31. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Lender); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c) Calculations. Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Section 8.11 shall be made on a Pro Forma Basis.

(d) FASB ASC 825 and FASB ASC 470-20. Notwithstanding the above, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

1.04 Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Commitments.

Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower in Dollars from time to time on any Business Day during the Availability Period; provided, however, that after giving effect to any Borrowing of Revolving Loans, the Outstanding Amount of the Revolving Loans and all L/C Obligations shall not exceed the lesser of (a) the Revolving Commitment and (b) the Borrowing Base. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, or a combination thereof, as further provided herein, provided, however, all Borrowings made on the Closing Date shall be made as Base Rate Loans.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by telephone. Each such notice must be received by the Lender not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Lender of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of a Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Lender shall make all funds available to the Borrower either by (i) crediting the account of the Borrower on the books of the Lender with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and acceptable to) the Lender by the Borrower; provided, however, that if, on the date of a Borrowing of Revolving Loans, there are L/C

Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Lender.

(d) The Lender shall promptly notify the Borrower of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Lender shall notify the Borrower of any change in the Lender’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 5 Interest Periods in effect with respect to all Loans.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, the L/C Issuer agrees, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Borrower or any other Loan Party, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Outstanding Amount of the Revolving Loans and L/C Obligations shall not exceed the lesser of (A) the Revolving Commitment and (B) the Borrowing Base and (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall not issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the L/C Issuer has approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the L/C Issuer has approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally; or

(C) such Letter of Credit is to be denominated in a currency other than Dollars.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall have all of the benefits and immunities as provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer not later than 11:00 a.m. at least five (5) Business Days (or such later date and time the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer may require.

(ii) Unless the L/C Issuer has received written notice from the Lender or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Loan Party or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the L/C Issuer shall be deemed to have been authorized (but not required) to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date the Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the amount of the unreimbursed drawing (the “Unreimbursed Amount”), without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Outstanding Amount of the Revolving Loans and L/C Obligations shall not exceed the lesser of (A) the Revolving Commitment and (B) the Borrowing Base. Any notice given by the L/C Issuer pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) The Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Lender may apply Cash Collateral provided for this purpose) to the L/C Issuer in an amount equal to the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice, whereupon, subject to the provisions of Section 2.03(c)(iii), the Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.

(d) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the ISP or the UCP, as applicable;

(vii) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Loan Party.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(e) Role of L/C Issuer. The Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any of its respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to the Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lender; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, any of its respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(d); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit unless the L/C Issuer is prevented or prohibited from so paying as a result of any order or directive of any court or other Governmental Authority. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(f) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(g) Letter of Credit Fees. The Borrower shall pay to the Lender a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Revolving Loans that are Eurodollar Loans times the daily maximum amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. Notwithstanding anything to the contrary contained herein, upon the request of the Lender while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(h) Documentary and Processing Charges Payable to L/C Issuer. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(i) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(j) Letters of Credit Issued for Loan Parties. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Loan Party, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Loan Parties inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Loan Parties.

2.04 Prepayments.

(a) Voluntary Prepayments. The Borrower may, upon notice from the Borrower to the Lender, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Lender not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(b) Mandatory Prepayments.

(i) Revolving Commitment. If for any reason the Outstanding Amount of the Revolving Loans and L/C Obligations at any time exceeds the lesser of (a) the Revolving Commitment then in effect and (b) the Borrowing Base, the Borrower shall promptly (and in any event, within five days of the occurrence of such overadvance) prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b)(i) unless after the prepayment in full of the Revolving Loans the Outstanding Amount of the Revolving Loans and L/C Obligations exceed the lesser of (a) the Revolving Commitment then in effect and (b) the Borrowing Base.

(ii) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.04(b) shall be applied to Revolving Loans and (after all Revolving Loans have been repaid) to Cash Collateralize L/C Obligations.

Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.04(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.05 Termination or Reduction of Commitment.

(a) Optional Reductions. The Borrower may, upon notice to the Lender, terminate the Revolving Commitment or from time to time permanently reduce the Revolving Commitment to an amount not less than the Outstanding Amount of Revolving Loans and L/C Obligations; provided that (i) any such notice shall be received by the Lender not later than 12:00 noon five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of the Revolving Loans would exceed the lesser of (I) the Revolving Commitment and (II) the Borrowing Base, or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit.

(b) Fees. All fees in respect of the Revolving Commitment accrued until the effective date of any termination of the Revolving Commitment shall be paid on the effective date of such termination.

2.06 Repayment of Loans.

The Borrower shall repay to the Lender on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

2.07 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)(i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, all outstanding Obligations hereunder shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Lender, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Lender, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08 Fees.

(a) Commitment Fee. The Borrower shall pay to the Lender a commitment fee (the “Commitment Fee”) at a rate per annum equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Revolving Commitment exceeds the sum of (x) the Outstanding Amount of Revolving Loans and (y) the Outstanding Amount of L/C Obligations. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The Commitment Fee shall be calculated quarterly in arrears.

(b) Upfront Fee. The Borrower shall pay to the Lender an upfront fee on the Closing Date in an aggregate amount equal to 0.50% of the Revolving Commitment.

2.09 Computation of Interest and Fees.

(a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Lender or the L/C Issuer, as the case may be, promptly on demand by the Lender (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, automatically and without further action by the Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Lender under Section 2.07(b) or under Article IX. The Borrower’s obligations under this paragraph shall survive the termination of the Revolving Commitment of the Lender and the repayment of all other Obligations hereunder.

2.10 Evidence of Debt.

The Borrowings made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Borrowings made by the Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of the Lender, the Borrower shall execute and deliver to the Lender a promissory note, which shall evidence the Lender’s Loans in addition to such accounts or records. Each such promissory note shall be in the form of Exhibit B (a “Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.11 Payments Generally.

(a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender at the Lender’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to the definition of “Interest Period”, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) Funding Source. Nothing herein shall be deemed to obligate the Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12 Cash Collateral.

(a) Certain Credit Support Events. If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding or (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 9.02(c), the Borrower shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount.

(b) Grant of Security Interest. The Borrower hereby grants to (and subjects to the control of) the Lender, for the benefit of the Lender and the L/C Issuer, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.12(c). If at any time the Lender or L/C Issuer determines that Cash Collateral is subject to any right or claim of any Person other than the Lender or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the L/C Issuer, pay or provide to the Lender additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.12 or Sections 2.03, 2.04 or 9.02 in respect of Letters of Credit shall be held and applied in satisfaction of the specific L/C Obligations, obligations to fund participations therein and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to secure obligations shall be released promptly following the determination by the L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated obligations.

2.13 Increase in Revolving Commitment. The Borrower may on no more than three (3) occasions, upon prior written notice to the Lender, increase the Revolving Commitment by a maximum aggregate amount of all such increases, without regard to any subsequent repayment thereof, of up to TWENTY-FIVE MILLION DOLLARS ($25,000,000) from the Lender; provided, that:

(a) the Lender shall be under no obligation to increase its Revolving Commitment and any such decision whether to increase its Revolving Commitment shall be in the Lender’s sole and absolute discretion;

(b) any such increase shall be in a minimum aggregate principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof;

(c) the proceeds from any such increase shall only be used to for general corporate purposes;

(d) no Default shall exist and be continuing at the time of such increase or after giving effect to any such increase;

(e) the Loan Parties shall be in compliance with the financial covenants in Section 8.11 hereof on a Pro Forma Basis after giving effect to such increase; and

(f) at least 10 Business Days prior to the effectiveness of such increase (or such shorter time period acceptable to the Lender) and as a condition precedent thereto, the Borrower shall deliver to the Lender a certificate of the Borrower dated as of the date of such increase signed by a Responsible Officer of the Borrower (1) certifying and attaching the resolutions adopted by the Credit Parties approving or consenting to such increase, (2) the other conditions to such increase set forth in this Section 2.13 have been satisfied (including detailed calculations evidencing the satisfaction of the conditions in clause (e) hereof) and (2) certifying that, before and after giving effect to such increase, (x) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects (or if qualified as to materiality, in all respects) on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects or in all respects, as applicable, as of such earlier date, and (y) no Default exists.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

If any payments to the Lender under this Agreement or any Loan Document are made from outside the United States, the Borrower will not deduct any foreign Taxes from any payments it makes to the Lender. If any such Taxes are imposed on any payments made by the Borrower under this Agreement or any Loan Document, the Borrower will pay such Taxes and will also pay to the Lender, at the time interest is paid, any additional amount which the Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such Taxes had not been imposed. The Borrower will confirm that it has paid such Taxes by giving the Lender official tax receipts (or notarized copies) within thirty (30) days after the due date.

3.02 Illegality.

If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or the Lender’s Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by the Lender to the Borrower, (i) any obligation of the Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and (ii) if such notice asserts the illegality of the Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of the Lender shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Eurodollar Rate component of the Base Rate, in each case until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from the Lender, prepay or, if applicable, convert all Eurodollar Rate Loans of the Lender to Base Rate Loans (the interest rate on which Base Rate Loans of the Lender shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates.

If the Lender determines that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (a) that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan or (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the

Lender of funding such Loan, the Lender will promptly notify the Borrower. Thereafter, (x) the obligation of the Lender to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Lender revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing, conversion or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;

(ii) subject the Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to the Lender in respect thereof (in each case other than taxes imposed on net income by reason of any connection between the Lender and the taxing jurisdiction imposing such tax (other than connections arising from the Lender entering into this Agreement and receiving payments hereunder)); or

(iii) impose on the Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by the Lender or any Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to the L/C Issuer of issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon the request of the Lender or the L/C Issuer, the Borrower will pay to the Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate the Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If the Lender of the L/C Issuer determines that any Change in Law affecting the Lender or the L/C Issuer or any Lender’s Office or the Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s or the L/C Issuer’s capital or on the capital of the Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Revolving Commitment of the Lender or the Loans made by the Lender or the Letters of Credit issued by the L/C Issuer, to a level below that which the Lender of the L/C Issuer or the Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s or the L/C Issuer’s policies and the policies of the Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate the Lender or the L/C Issuer or the Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of the Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate the Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of the Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses.

Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lender under this Section 3.05, the Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations.

If the Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to the Lender, the L/C Issuer or any Governmental Authority for the account of the Lender or the L/C Issuer pursuant to Section 3.01, or if the Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower the Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lender’s Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject the Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender or the L/C Issuer in connection with any such designation or assignment.

3.07 Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Revolving Commitment and repayment of all other Obligations hereunder.

ARTICLE IV

GUARANTY

4.01 The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to the Lender and each Affiliate of the Lender that enters into a Swap Contract or a Treasury Management Agreement with any Loan Party or any Subsidiary, as hereinafter provided, as primary obligor and not as surety, the prompt payment of all Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof (for each Guarantor, subject to the following paragraph, its “Guaranteed Obligations”). The Guarantors hereby further agree that if any of the Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Secured Swap Agreements or Secured Treasury Management Agreements, (i) the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law and (ii) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

4.02 Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Secured Swap Agreements or Secured Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Loan Party for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Revolving Commitment have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents, any Secured Swap Agreement, or any Secured Treasury Management Agreement, or any other agreement or instrument referred to in the Loan Documents, such Secured Swap Agreements or such Secured Treasury Management Agreements shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Secured Swap Agreement or any Secured Treasury Management Agreement, or any other agreement or instrument referred to in the Loan Documents, such Secured Swap Agreements or such Secured Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Lender or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Lender or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Secured Swap Agreement or any Secured Treasury Management Agreement, or any other agreement or instrument referred to in the Loan Documents, such Secured Swap Contracts or such Secured Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03 Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04 Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05 Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Lender, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lender may exercise their remedies thereunder in accordance with the terms thereof.

4.06 Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Revolving Commitment have terminated.

4.07 Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

4.08 Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty in this Article IV by any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or the grant of a security interest under the Loan Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article IV voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each applicable Loan Party under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Loan Party that would otherwise not constitute an eligible contract participant for any Swap Obligation for all purposes of the Commodity Exchange Act.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01 Conditions of Initial Credit Extension.

This Agreement shall become effective upon and the obligation of the Lender and the L/C Issuer to make the initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) Loan Documents. Receipt by the Lender of executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party.

(b) Opinion of Counsel. Receipt by the Lender of opinions of legal counsel to the Loan Parties addressed to the Lender, dated as of the Closing Date, and in form and substance satisfactory to the Lender.

(c) No Material Adverse Change. There shall not have occurred a material adverse change since December 31, 2012 in the business, assets, income, properties, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole.

(d) Litigation. There shall not exist any action, suit, investigation or proceeding pending or threatened in any court or before an arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(e) Organization Documents, Resolutions, Etc. Receipt by the Lender of the following, each of which shall be originals, PDFs or facsimiles (followed promptly by originals), in form and substance satisfactory to the Lender:

(i) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii) such documents and certifications as the Lender may require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(f) Perfection and Priority of Liens. Receipt by the Lender of the following:

(i) searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party or where a filing would need to be made in order to perfect the Lender’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii) UCC financing statements for each appropriate jurisdiction as is necessary, in the Lender’s sole discretion, to perfect the Lender’s security interest in the Collateral;

(iii) all certificates evidencing any certificated Equity Interests pledged to the Lender pursuant to the Security Agreement, together with duly executed in blank and undated stock powers attached thereto;

(iv) searches of ownership of, and Liens on, intellectual property of each Loan Party in the appropriate governmental offices;

(v) duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Lender’s sole discretion, to perfect the Lender’s security interest in the intellectual property of the Loan Parties;

(vi) with respect to all deposit accounts of the Loan Parties maintained other than with the Lender (other than Excluded Accounts), duly executed control agreements in form and substance satisfactory to the Lender; and

(vii) a landlord estoppel and waiver with respect to the Kentucky Premises, in form and substance satisfactory to the Lender, which such estoppel shall expressly subordinate the landlord’s security interest granted pursuant to the lease, a copy of which shall have been delivered to the Lender.

(g) Evidence of Insurance. Receipt by the Lender of copies of insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Lender as additional insured (in the case of liability insurance) or Lender’s loss payee (in the case of hazard insurance).

(h) Closing Certificate. Receipt by the Lender of a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 5.01(c) and (d) and Sections 5.02(a) and (b) have been satisfied.

(i) Termination of Existing Loan Agreements. Receipt by the Lender of evidence that all obligations under the Existing Loan Agreements shall be repaid, all liens securing such obligations (if any) released and the Existing Loan Agreements terminated, in each case on the Closing Date.

(j) Fees. Receipt by the Lender of any fees required to be paid on or before the Closing Date.

(k) Attorney Costs. Unless waived by the Lender, the Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Lender to the extent invoiced prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Lender).

(l) Borrowing Base Certificate. Receipt by the Lender of a Borrowing Base Certificate as of the Closing Date certified by the chief financial officer of the Borrower as being true and correct as of the Closing Date.

(m) Other. Receipt by the Lender of such other documents, instruments, agreements and information as may be reasonably requested by the Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, environmental matters, contingent liabilities and management of the Borrower and its Subsidiaries; such information may include, if requested by the Lender, asset appraisal reports and written audits of accounts receivable, Inventory, payables, controls and systems.

5.02 Conditions to all Credit Extensions.

The obligation of the Lender to honor any Request for Credit Extension (other than a Request for Credit Extension requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Lender and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Lender that:

6.01 Existence, Qualification and Power.

Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02 Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law (including, without limitation, Regulation U or Regulation X issued by the FRB).

6.03 Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (a) those that have already been obtained and are in full force and effect and (b) filings to perfect the Liens created by the Collateral Documents.

6.04 Binding Effect.

Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms.

6.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, in accordance with GAAP.

(b) The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) From the date of the Audited Financial Statements to and including the Closing Date, there has been no Disposition by any Loan Party or any Subsidiary, or any Involuntary Disposition, of any material part of the business or property of any Loan Party or any Subsidiary, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material to any Loan Party or any Subsidiary, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lender on or prior to the Closing Date.

(d) The financial statements delivered pursuant to Section 7.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01(a) and (b)) and present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Borrower and its Subsidiaries, or Borrower and its Subsidiaries, as the case may be, as of the dates thereof and for the periods covered thereby.

(e) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.06 Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) could reasonably be expected to have a Material Adverse Effect.

6.07 No Default.

(a) Neither any Loan Party nor any Subsidiary is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

(b) No Default has occurred and is continuing.

6.08 Ownership of Property; Liens.

Each Loan Party and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of each Loan Party and its Subsidiaries is subject to no Liens, other than Permitted Liens.

6.09 Environmental Compliance.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a) Each of the Facilities and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the Businesses, and there are no conditions relating to the Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.

(b) None of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c) Neither any Loan Party nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf of any Loan Party or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Loan Parties, threatened, under any Environmental Law to which any Loan Party or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Loan Party, any Subsidiary, the Facilities or the Businesses.

(f) There has been no release or threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including, without limitation, disposal) of any Loan Party or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

6.10 Insurance.

The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of such Persons, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The insurance coverage of the Loan Parties and their Subsidiaries as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.10.

6.11 Taxes.

The Loan Parties and their Subsidiaries have filed all federal, state and other tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any Subsidiary that could reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 6.11 is a list of tax assessments that are being contested by the Borrower as of the Closing Date. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

6.12	ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Loan Parties, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b) There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)(i) No ERISA Event has occurred and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is sixty percent (60%) or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PGBC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

6.13 Subsidiaries.

Set forth on Schedule 6.13 is a complete and accurate list as of the Closing Date of each Domestic Subsidiary, and each Foreign Subsidiary that is owned directly by the Borrower or a Domestic Subsidiary, together with (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding Equity Interests of each Subsidiary of any Loan Party is validly issued, fully paid and non-assessable.

6.14 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section

8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.01(f) will be margin stock.

(b) None of any Loan Party or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15 Disclosure.

Each Loan Party has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.16 Compliance with Laws.

Each Loan Party and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.17 Intellectual Property; Licenses, Etc.

Each Loan Party and its Subsidiaries own, or possess the legal right to use, all IP Rights that are reasonably necessary for the operation of their respective businesses, except where the failure to own, or possess the legal right to use, any such IP Rights could not reasonable be expected to have a Material Adverse Effect. Set forth on Schedule 6.17 is a list of all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by each Loan Party as of the Closing Date. Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, (a) no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Loan Party know of any such claim, and (b) to the knowledge of the Loan Parties, the use of any IP Rights by any Loan Party or any of its Subsidiaries or the granting of a right or a license in respect of any IP Rights from any Loan Party or any of its Subsidiaries does not infringe on the rights of any Person. As of the Closing Date, none of the IP Rights and owned by any of the Loan Parties or any of its Subsidiaries is subject to any licensing agreement or similar arrangement except as set forth on Schedule 6.17.

6.18 Solvency.

The Loan Parties are Solvent on a consolidated basis.

6.19 Perfection of Security Interests in the Collateral.

The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently perfected security interests and Liens, prior to all other Liens other than Permitted Liens.

6.20 Business Locations.

Set forth on Schedule 6.20(a) is a list of all real property located in the United States that is owned or leased by the Loan Parties as of the Closing Date. Set forth on Schedule 6.20(b) is the tax payer identification number and organizational identification number of each Loan Party as of the Closing Date. The exact legal name and state of organization of each Loan Party is as set forth on the signature pages hereto. Except as set forth on Schedule 6.20(c), no Loan Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure.

6.21 Labor Matters.

As of the Closing Date, there are no collective bargaining agreements or Multiemployer Plans covering the employees of any Loan Party or any Subsidiary. As of the Closing Date, neither any Loan Party nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

6.22 OFAC.

Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions, nor is the Borrower or any Subsidiary located, organized or resident in a Designated Jurisdiction.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as the Lender shall have any Revolving Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Loan Parties shall and shall cause each Subsidiary to:

7.01 Financial Statements.

Deliver to the Lender, in form and detail satisfactory to the Lender:

(a) upon the earlier of the date that is ninety (90) days after the end of each fiscal year of the Borrower or the date such information is filed with the SEC, a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries; and

(b) within thirty (30) days after the end of each month, a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such month, and the related consolidated and consolidating statements of income or operations, changes in shareholders’ equity and cash flows for such month and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding month of the previous fiscal year and the corresponding portion of the previous fiscal year, along with, after a Qualifying IPO, for each month ending March 31, June 30, September 30 and December 31, a management discussion and analysis of the Borrower and its Subsidiaries for the then ended three month period, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries.

7.02 Certificates; Other Information.

Deliver to the Lender, in form and detail satisfactory to the Lender:

(a) concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth in Section 8.11 or, if any such Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(c) By the thirtieth (30th) day of each month, a Borrowing Base Certificate prepared as of the close of business of the previous month, and at such other times as the Lender may request. All calculations of Availability in any Borrowing Base Certificate shall originally be made by the Borrower and certified by the Chief Financial Officer of the Borrower, provided that the Lender may from time to time review and adjust any such calculation to reflect its reasonable estimate of declines in the value of any component thereof.

(d) within sixty (60) days of the beginning of each fiscal year (or such later date approved by the Board of Directors of the Borrower (which, in any case, shall not exceed 90 days from the beginning of each fiscal year)), beginning with the fiscal year ending December 31, 2014, an annual business plan and budget of the Borrower and its Subsidiaries containing, among other things, pro forma financial statements for each quarter of such fiscal year;

(e) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equityholders of any Loan Party, and copies of all annual, regular, periodic and special reports and registration statements which a Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Lender pursuant hereto;

(f) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a certificate of a Responsible Officer of the Borrower containing information regarding the amount of all Dispositions, Equity Issuances, Involuntary Dispositions and Acquisitions that occurred during the period covered by such financial statements;

(g) promptly after any request by the Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(h) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 7.01 or any other clause of this Section 7.02;

(i) promptly, and in any event, within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation by such agency regarding potential violation of applicable law of any Loan Party or any Subsidiary thereof, unless such notification would violate any applicable Laws, or regulatory policies of such agency;

(j) promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request; and

(k) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a certificate of a Responsible Officer of the Borrower (i) listing (A) all applications by any Loan Party, if any, for Copyrights, Patents or Trademarks (each such term as defined in the Security Agreement) made since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (B) all issuances of registrations or letters on existing applications by any Loan Party for Copyrights, Patents and Trademarks (each such term as defined in the Security Agreement) received since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), and (C) all Trademark Licenses, Copyright Licenses and Patent Licenses (each such term as defined in the Security Agreement) entered into by any Loan Party since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), and (ii) attaching the insurance binder or other evidence of insurance for any insurance coverage of any Loan Party or any Subsidiary that was renewed, replaced or modified during the period covered by such financial statements.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02, or on the SEC’s EDGAR website; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender); provided, that: (i) the Borrower shall deliver paper copies of such documents to the Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Lender and (ii) the Borrower shall notify the Lender (by facsimile or electronic mail) of the posting of any such documents (with links to the website on which of such documents are available).

7.03 Notices.

(a) Promptly (and in any event, within two Business Days) notify the Lender of the occurrence of any Default.

(b) Promptly (and in any event, within five Business Days) notify the Lender of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, which may include (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary; (ii) a dispute, litigation, investigation, proceeding between any Loan Party or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws.

(c) Promptly (and in any event, within five Business Days) notify the Lender of the occurrence of any ERISA Event.

(d) Promptly (and in any event, within five Business Days) notify the Lender of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

Each notice pursuant to this Section 7.03(a) through (d) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the applicable Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04 Payment of Taxes.

Pay and discharge, as the same shall become due and payable, all its obligations and liabilities, including all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Loan Party or such Subsidiary.

7.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05.

(b) Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d) Preserve or renew all of its material registered patents, copyrights, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.06 Maintenance of Properties.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.

(b) Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Use the standard of care typical in the industry in the operation and maintenance of its facilities, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.07 Maintenance of Insurance.

Maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) with financially sound and reputable insurance companies not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The Lender shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Lender, that it will give the Lender thirty (30) days prior written notice before any such policy or policies shall be materially altered or canceled.

7.08 Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09 Books and Records.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.

(b) Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

7.10 Inspection Rights; Appraisals.

(a) Permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

(b) Reimburse the Lender for all reasonable charges, costs and expenses of the Lender in connection with Appraisals of the Eligible Inventory up to two times per fiscal year (one time each six months); provided, however, that if an Appraisal is initiated during a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by the Loan Parties without regard to such limits.

7.11 Use of Proceeds.

Use the proceeds of the Credit Extensions (a) to refinance certain existing Indebtedness, (b) to finance working capital and capital expenditures and (c) for other general corporate purposes, provided that in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.

7.12 Additional Subsidiaries.

Within thirty (30) days after the acquisition or formation of any Subsidiary or such time as a Subsidiary becomes a Domestic Material Subsidiary:

(a) notify the Lender thereof in writing, together with the (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Borrower or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and

(b) if such Subsidiary is a Domestic Material Subsidiary, cause such Person to (i) become a Guarantor by executing and delivering to the Lender a Joinder Agreement or such other documents as the Lender shall deem appropriate for such purpose, and (ii) deliver to the Lender documents of the types referred to in Section 5.01(e) and favorable customary opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Lender.

7.13 ERISA Compliance.

Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law; (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412, Section 430 or Section 431 of the Internal Revenue Code.

7.14 Pledged Assets.

(a) Equity Interests. Cause (a) 100% of the issued and outstanding Equity Interests of each Domestic Subsidiary and (b) 65% (or such greater percentage that, due to a change in an applicable Law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (2) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by a Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Lender pursuant to the terms and conditions of the Collateral Documents, together with opinions of counsel and any filings and deliveries necessary in connection therewith to perfect the security interests therein, all in form and substance satisfactory to the Lender.

(b) Other Property. (i) Cause all of its owned and leased real and personal property other than Excluded Property to be subject at all times to first priority, perfected and, in the case of real property (whether leased or owned), title insured Liens in favor of the Lender, for the benefit of the Lender, to secure the Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such property acquired subsequent to the Closing Date, such other additional security documents as the Lender shall request, subject in any case to Permitted Liens and (ii) deliver such other documentation as the Lender may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, real estate title insurance policies, surveys, environmental reports, landlord’s waivers, control agreements, certified resolutions and other organizational and authorizing documents of such Person, favorable customary opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Lender’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 5.01(f), all in form, content and scope reasonably satisfactory to the Lender; provided that the Loan Parties shall not be required to deliver account control agreements with respect to any Excluded Accounts.

7.15 Kentucky Lease.

Do each of the following: (a) provide the Lender with prompt written notice of (i) the sale by the Kentucky Landlord of the Kentucky Premises or any portion thereof, (ii) the expiration of the Kentucky Lease and/or (iii) the relocation of a material portion of the Inventory from the Kentucky Premises to another real property location leased by a Loan Party and (b) upon any such action described in clause (a) above, obtain within forty five (45) days of any such event a reasonably satisfactory landlord subordination and consent from either the new landlord of the Kentucky Premises or the owner of the property to which the Borrower has moved all or a material portion of the Inventory formerly stored at the Kentucky Premises, as applicable.

7.16 Post-Closing Matters.

Deliver to the Lender within five (5) Business Days of the Closing Date (or such later date as agreed by the Lender), all certificates evidencing the certificated Equity Interests pledged to the Lender pursuant to the Security Agreement, together with duly executed in blank and undated stock powers attached thereto; provided, however that the certificate evidencing the certificated Equity Interests of Chegg India Private Limited, an Indian company, pledged by Cramster Holding Corp., a California corporation, to the Lender pursuant to the Security Agreement shall be delivered to the Lender within thirty (30) Business Days of the Closing Date (or such later date as agreed by the Lender), together with a duly executed in blank and undated stock power attached thereto.

ARTICLE VIII

NEGATIVE COVENANTS

So long as the Lender shall have any Revolving Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01 Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

(c) Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(i);

(i) Liens securing Indebtedness permitted under Section 8.03(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost (negotiated on an arm’s length basis) of the property being acquired on the date of acquisition and (iii) such Liens attach to such property concurrently with or within ninety days after the acquisition thereof;

(j) leases and subleases granted to others not interfering in any material respect with the business of any Loan Party or any of its Subsidiaries;

(k) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(l) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(m) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(n) Liens on cash and Cash Equivalents securing obligations under Treasury Management Agreements permitted under Section 8.03(g);

(o) Liens securing obligations of not more than $100,000 in the aggregate at any one time outstanding;

(p) Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses; and

(q) Liens on cash in a deposit account with Wells Fargo Bank, National Association securing the letters of credit issued by Wells Fargo Bank, National Association and identified on Schedule 8.03 hereto in an aggregate amount not to exceed $1,477,845.98.

8.02 Investments.

Make any Investments, except:

(a) Investments held by the Borrower or such Subsidiary in the form of cash or Cash Equivalents;

(b) Investments existing or committed as of the Closing Date and set forth in Schedule 8.02;

(c) Investments in any Person that is a Loan Party prior to giving effect to such Investment;

(d) Investments by any Subsidiary of the Borrower that is not a Loan Party in any other Subsidiary of the Borrower that is not a Loan Party;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f) Swap Contracts and Guarantees, in each case permitted by Section 8.03;

(g) Permitted Acquisitions;

(h) Investment in Foreign Subsidiaries not to exceed $1,000,000 in any fiscal year (net of returns on, or repayments of, such Investments);

(i) advances to officers, directors and employees of the Borrower and its Subsidiaries in an aggregate amount not to exceed $250,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes; and

(j) other Investments not exceeding $2,000,000 in the aggregate at any one time outstanding.

8.03 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness of the Borrower and its Subsidiaries set forth in Schedule 8.03;

(c) intercompany Indebtedness permitted under Section 8.02;

(d) Guarantees of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any wholly-owned Subsidiary to the extent that such Guarantee is permitted under Section 8.02;

(e) obligations (contingent or otherwise) of any Loan Party existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(f) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred by the Borrower or any of its Subsidiaries to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof, provided that (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $2,000,000 at any time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(g) obligations (contingent or otherwise) of any Loan Party under Treasury Management Agreements not to exceed $5,000,000 in the aggregate at any time outstanding; and

(h) Indebtedness of Foreign Subsidiaries not in excess of $250,000 in the aggregate at any time outstanding.

8.04 Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Sections 7.12 and 7.14, (a) the Borrower may merge or consolidate with any of its Subsidiaries provided that the Borrower shall be the continuing or surviving corporation, (b) any Loan Party other than the Borrower may merge or consolidate with any other Loan Party other than the Borrower, (c) any Foreign Subsidiary may be merged or consolidated with or into any Loan Party provided that such Loan Party shall be the continuing or surviving corporation, (d) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then the transferee must be a Loan Party; and (e) any Foreign Subsidiary may be merged or consolidated with or into any other Foreign Subsidiary.

8.05 Dispositions.

Make any Disposition unless: (i) the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneous with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (ii) if such transaction is a Sale and Leaseback Transaction, such transaction is not prohibited by the terms of Section 8.15, (iii) such transaction does not involve the sale or other disposition of a minority equity interest in any Subsidiary, (iv) no Default or Event of Default has occurred and is continuing both immediately prior to and after giving effect to such Disposition, (v) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section 8.05, and (vi) the aggregate net book value of all of the assets sold or otherwise disposed of by the Borrower and its Subsidiaries in all such transactions occurring during any fiscal year shall not exceed $2,500,000.

8.06 Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary may make Restricted Payments to the Borrower or any Guarantor;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person;

(c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire shares of its capital stock or other equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its capital or other equity interests (other than equity interests that subject to mandatory redemption or a “put” or similar right prior to the 92nd day following the Maturity Date); and

(d) the Borrower may repurchase Equity Interests from its former employees, directors or consultants under the terms of applicable repurchase agreements (i) pursuant to agreements disclosed on Schedule 8.06(d), and (ii) at the original issuance price of such Equity Interests in an aggregate amount not to exceed $1,000,000 in any fiscal year; provided, that no Default or Event of Default has occurred and is continuing prior to or after giving effect to any such repurchase.

8.07 Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

8.08 Transactions with Affiliates and Insiders.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (d) compensation and reimbursement of expenses of officers and directors in the ordinary course of business, (e) sales of Equity Interests (other than Disqualified Stock) in an arms-length transaction or upon the exercise of stock options and (f) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

8.09 Burdensome Agreements.

(a) Enter into, or permit to exist, any Contractual Obligation that encumbers or restricts on the ability of any Loan Party or Subsidiary to (i) pay dividends or make any other distributions to any Loan Party on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) sell, lease or transfer any of its property to any Loan Party, (v) if such Person is a Loan Party, pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) if such Person is a Loan Party, act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except for (in respect of any of the matters referred to in clauses (i) – (iv) above) (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.03, provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (4) customary restrictions on assignment in contracts or (5) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale.

(b) With respect to the Loan Parties, enter into, or permit to exist, any Contractual Obligation that prohibits or otherwise restricts the existence of any Lien upon any of its property in favor of the Lender (for the benefit of the Lender) for the purpose of securing the Obligations, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such property is given as security for the Obligations, except (i) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(f), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (ii) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, and (iii) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05, pending the consummation of such sale.

8.10 Margin Stock.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11 Financial Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the last day of any fiscal quarter, to be greater than 1.5 to 1.00.

(b) Consolidated EBITDA. Permit the Consolidated EBITDA for the period of the four fiscal quarters most recently ended as of the last day of the fiscal quarter of the Borrower set forth below to be less than the amount set forth opposite such date below:

Fiscal Quarter	Minimum Consolidated EBITDA
September 30, 2013	$36,789,000
December 31, 2013	$53,228,000
March 31, 2014	$56,396,000
June 30, 2014	$63,989,000
September 30, 2014 and thereafter	$64,000,000

8.12 Prepayment of Other Indebtedness, Etc.

Make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness of any Loan Party or any Subsidiary (other than Indebtedness arising under the Loan Documents).

8.13 Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.

(a) Amend, modify or change its Organization Documents in a manner adverse to the Lender.

(b) Change its fiscal year.

(c) Without providing ten (10) days prior written notice to the Lender, change its name, state of formation or form of organization.

8.14 Ownership of Subsidiaries.

Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Person (other than any Loan Party or any Wholly Owned Subsidiary of the Borrower) to own any Equity Interests of any Subsidiary of any Loan Party, except to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Equity Interests of Foreign Subsidiaries, (b) permit any Loan Party or any Subsidiary of any Loan Party to issue or have outstanding any shares of preferred Equity Interests or (c) create, incur, assume or suffer to exist any Lien on any Equity Interests of any Subsidiary of any Loan Party, except for Permitted Liens.

8.15 Sale Leasebacks.

Enter into any Sale and Leaseback Transaction.

8.16 Sanctions.

Directly or indirectly, use the proceeds or any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities or business with any individual or entity, or in any Designated Jurisdiction that, at the time of such funding, is the subject of any Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, L/C Issuer or otherwise) of Sanctions.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or on any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan or any L/C Obligation, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.03, 7.05, 7.10, 7.11, 7.12 or 7.14, 7.16 or Article VIII; or

(c) Financial Reporting Defaults. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of 7.01 or 7.02 and such failure continues for ten Business Days; or

(d) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a), (b) or (c) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days; or

(e) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(f) Cross-Default. (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(g) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for thirty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for thirty calendar days, or an order for relief is entered in any such proceeding; or

(h) Inability to Pay Debts; Attachment. (i) Any Loan Party or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(i) Judgments. There is entered against any Loan Party or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(j) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(k) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(l) Change of Control. There occurs any Change of Control.

9.02 Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(a) declare the commitment of the Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d) exercise all rights and remedies available to it under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, the obligation of the Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Lender.

9.03 Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Lender in such order as it determines in its sole discretion.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. In addition, unless also signed by the L/C Issuer, no amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it.

10.02 Notices and Other Communications; Facsimile Copies.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail to the address for such Person on Schedule 10.02 or sent by facsimile to the fax number for such Person on Schedule 10.02, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the telephone number for such Person on Schedule 10.02. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lender and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Lender. The Lender, the L/C Issuer or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of the Borrower, the Lender and the L/C Issuer may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other party hereto.

(d) Reliance by Lender and L/C Issuer. The Lender and the L/C Issuer shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices or Letter of Credit Applications) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Lender, the L/C Issuer and their Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement.

No failure by the Lender or the L/C Issuer to exercise, and no delay by such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Lender for its benefit and the benefit of the L/C Issuer; provided, however, that the foregoing shall not prohibit the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents.

10.04 Expenses; Indemnity; and Damage Waiver.

(a) Costs and Expenses. The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates (including the fees, charges and disbursements of counsel for the Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Lender or L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Lender, the L/C Issuer and each of their Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or the material breach by such Indemnitee of this Agreement, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, any Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(e) Survival. The agreements in this Section shall survive the termination of the Revolving Commitment and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Lender or the L/C Issuer, or the Lender or the L/C Issuer exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender or the L/C Issuer in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Lender and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, or by way of pledge or assignment of a security interest subject to the restrictions of subsection (c) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Lender and the L/C Issuer) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments. The Lender may at any time assign to an Eligible Assignee all of its rights and obligations under this Agreement and the other Loan Documents (including all of its Revolving Commitment and the Loans at the time owing to it) pursuant to documentation acceptable to the Lender and the assignee. For the avoidance of doubt, the Lender may not assign a portion of its rights, obligations, Revolving Commitment or Loans under this Agreement and the other Loan Documents. From and after the effective date specified in such documentation, such Eligible Assignee shall be a party to this Agreement and, to the extent of the interest assigned the Lender, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest so assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of the Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee.

(c) Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal

Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

10.07 Treatment of Certain Information; Confidentiality.

Each of the Lender and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of, or any prospective assignee of, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Loan Party and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender, L/C Issuer or any of their Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary or any Loan Party’s or Subsidiary’s directors, officers, employees, trustees, investment advisors or agents, including accountants and legal counsel, relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary, provided that, in the case of information received from a Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.08 Set-off.

If an Event of Default shall have occurred and be continuing, the Lender, the L/C Issuer and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Lender, the L/C Issuer or their Affiliates, irrespective of whether or not the Lender, the L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office of the Lender, L/C Issuer or Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Lender, the L/C Issuer and their Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender, L/C Issuer or their Affiliates may have. Each of the Lender and the L/C Issuer agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Lender or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on their behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION

(WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE LENDER, THE L/C ISSUER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY OTHER FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.14 Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15 Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature” and words of like import in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.16 USA PATRIOT Act.

The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Lender, provide all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.17 No Advisory or Fiduciary Relationship.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Lender are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Lender, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) the Lender has no obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and the Lender has no obligation to disclose any of such interests to the Loan Parties and their respective Affiliates. To the fullest extent permitted by Law, each of the Loan Parties hereby waives and releases any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	CHEGG, INC.,
a Delaware corporation

By:
Name:
Title:

GUARANTORS:	CRAMSTER, INC.,
a California corporation

By:
Name:
Title:

CRAMSTER HOLDING CORP., a California corporation

By:
Name:
Title:

NOTEHALL LLC, a Delaware limited liability company

By:
Name:
Title:

STUDENT OF FORTUNE LLC, a Delaware limited liability company

By:
Name:
Title:

CHEGG, INC.

CREDIT AGREEMENT

LENDER:	BANK OF AMERICA, N.A.,
as Lender and L/C Issuer

By:
Name:
Title:

CHEGG, INC.

CREDIT AGREEMENT

EXHIBIT A

FORM OF LOAN NOTICE

Date:             ,

To:	Bank of America, N.A., as Lender

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of August 12, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Chegg, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto, and Bank of America, N.A., as Lender.

The undersigned hereby requests (select one):

☐	A Borrowing of Revolving Loans

☐	A conversion or continuation of Revolving Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of .
[Type of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of months.

[With respect to such Borrowing, the Borrower hereby represents and warrants that (i) such request complies with the requirements of Section 2.01 of the Credit Agreement and (ii) each of the conditions set forth in Section 5.02 of the Credit Agreement have been satisfied on and as of the date of such Borrowing.]

CHEGG, INC.,
a Delaware corporation

By:
Name:
Title:

EXHIBIT B

FORM OF NOTE

            , 20

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to Bank of America, N.A. or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of August 12, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Guarantors party thereto, and Bank of America, N.A., as Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Lender in Dollars in immediately available funds at the Lender’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

CHEGG, INC.,
a Delaware corporation

By:
Name:
Title:

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

For the fiscal month ended                             , 20    .

I,                             , [Title] of Chegg, Inc., a Delaware corporation (the “Borrower”) hereby certify that, to the best of my knowledge and belief, with respect to that certain Credit Agreement dated as of August 12, 2013 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”; all of the defined terms in the Credit Agreement are incorporated herein by reference) among the Borrower, the Guarantors, and Bank of America, N.A., as Lender:

(a)	The company-prepared financial statements which accompany this certificate are true and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from normal year-end audit adjustments.

(b)	Since (the date of the last similar certification, or, if none, the Closing Date) no Default or Event of Default has occurred under the Credit Agreement;

[Attached as Exhibit A hereto are detailed calculations demonstrating compliance by the Loan Parties with the financial covenants contained in Section 8.11 of the Credit Agreement as of the end of the fiscal period referred to above.]1

This              day of             , 20    .

CHEGG, INC.,
a Delaware corporation

By:
Name:
Title:

[1]	To be included for months ending March 31, June 30, September 30 and December 31.

Exhibit A to Compliance Certificate

Computation of Financial Covenants

[To be provided by the Borrower]

EXHIBIT D

FORM OF BORROWING BASE CERTIFICATE

Borrower:	CHEGG, INC.
Revolving Commitment:	$50,000,000

1. Net book value of Inventory consisting of new or used textbooks owned by the Borrower (whether in the possession of the Borrower or a Domestic Subsidiary, or a renting end-user) as of: [DATE]			$

2. Inventory reflected in line 1 which is:

a.      subject to Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure the Borrower’s performance with respect to that Inventory), except the Liens in favor of the Lender

$

b.      (i) not located within the United States, (ii) stored at a location leased by the Borrower, unless a reasonably satisfactory landlord waiver has been delivered to the Lender, or (iii) stored with a bailee or warehouseman (which shall not be deemed to include a renting end-user) unless a reasonably satisfactory, acknowledged bailee letter has been received by the Lender

$

c. covered by a negotiable document of title, unless such document has been delivered to the Lender with all necessary endorsements, free and clear of all Liens except the Liens in favor of the Lender		$

d. obsolete, unsalable, damaged or unfit for rental		$

e. not of a type held for rental in the ordinary course of the Borrower’s business		$

f. not subject to a first priority lien in favor of the Lender		$

g. related to breaches of any of the representations or warranties pertaining to Inventory set forth in the Loan Documents		$

h. not covered by casualty insurance as required in accordance with Section 7.07 of the Credit Agreement		$

i. subject to any patent or trademark license requiring the payment of royalties or fees or requiring the consent of the licensor for a sale thereof by the Lender	$

j. Total $ of ineligible Inventory (sum of lines a. through i. above)		$

3. Total Eligible Inventory (the sum of line 1 minus line 2j.)		$

4.      Aggregate cash balances of the Borrower in deposit accounts with the Lender or accounts that are subject to a deposit account control agreement entered into with the Lender in form and substance reasonably satisfactory to the Lender

$

5. Total Eligible Collateral (the sum of (a) 40% times line 3 plus (b) line 4)		$

6. Reserves established by the Lender from time to time in its Permitted Judgment		$

7.      Reductions required by the Lender in its Permitted Judgment to reflect adjustments to the value of the Eligible Inventory based on any Appraisal performed pursuant to Section 7.10(b) of the Credit Agreement

$

8. Borrowing Base (line 5 minus line 6 minus line 7)		$

9. Outstanding Amount of the Revolving Loans and L/C Obligations		$

10. Required Repayment under Section 2.04(b)(i) of the Credit Agreement (amount by which line 9 exceeds the lesser of the Revolving Commitment then in effect and line 8)		$

The Borrower acknowledges that the Lender is relying on the information contained herein, and certifies, as of the date hereof; that:

1.	The foregoing is true, complete and correct, and complies with the representations and warranties set forth in the Credit Agreement dated as of August 12, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), between the undersigned and Bank of America, N.A. as Lender and L/C Issuer.

2.	No Default or Event of Default has occurred and is continuing under the Credit Agreement.

3.	The representations and warranties of the undersigned and each other Loan Party contained in the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith, shall be true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Certificate, the representations and warranties contained in subsections (a) and (b) of Section 6.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01 of the Credit Agreement.

IN WITNESS WHEREOF, the Borrower has caused this Certificate to be duly executed by its Chief Financial Officer as of the day and year first above written.

CHEGG, INC.,
a Delaware corporation

By:
Name:
Title:	Chief Financial Officer

EXHIBIT E

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Agreement”), dated as of             , 20    , is by and between             , a              (the “Subsidiary”), and BANK OF AMERICA, N.A., in its capacity as Lender under that certain Credit Agreement (as it may be amended, modified, restated or supplemented from time to time, the “Credit Agreement”), dated as of August 12, 2013, by and among Chegg, Inc., a Delaware corporation (the “Borrower”), the Guarantors, and Bank of America, N.A., as Lender. All of the defined terms in the Credit Agreement are incorporated herein by reference.

The Loan Parties are required by Section 7.12 of the Credit Agreement to cause the Subsidiary to become a “Guarantor”.

Accordingly, the Subsidiary hereby agrees as follows with the Lender:

1. The Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to the Lender, as provided in Article IV of the Credit Agreement, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.

2. The Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Security Agreement, and shall have all the obligations of an “Obligor” (as such term is defined in the Security Agreement) thereunder as if it had executed the Security Agreement. The Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement. Without limiting generality of the foregoing terms of this paragraph 2, the Subsidiary hereby grants to the Lender, a continuing security interest in, and a right of set off against any and all right, title and interest of the Subsidiary in and to the Collateral (as such term is defined in Section 2 of the Security Agreement) of the Subsidiary. The Subsidiary hereby represents and warrants to the Lender, that:

(i)	The Subsidiary’s chief executive office, tax payer identification number, organization identification number, and chief place of business are (and for the prior four months have been) located at the locations set forth on Schedule 1 attached hereto and the Subsidiary keeps its books and records at such locations.

(ii)	The location of all owned and leased real property of the Subsidiary is as shown on Schedule 2 attached hereto.

(iii)	The Subsidiary’s legal name and jurisdiction of organization is as shown in this Agreement and the Subsidiary has not in the past four months changed its name, been party to a merger, consolidation or other change in structure or used any tradename except as set forth in Schedule 3 attached hereto.

(iv)	The patents, copyrights, and trademarks listed on Schedule 4 attached hereto constitute all of the registrations and applications for the patents, copyrights and trademarks owned by the Subsidiary.

(v)	The deposit accounts and investment accounts listed on Schedule 5 attached hereto constitute all of the deposit accounts and investment accounts owned by the Subsidiary.

3. The address of the Subsidiary for purposes of all notices and other communications is                         ,                         , Attention of                     (Facsimile No.             ).

4. The Subsidiary hereby waives acceptance by the Lender of the guaranty by the Subsidiary under Article IV of the Credit Agreement upon the execution of this Agreement by the Subsidiary.

5. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

6. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officers, and the Lender, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

BANK OF AMERICA, N.A., as Lender

By:
Name:
Title:

Schedule 1

TO FORM OF JOINDER AGREEMENT

[Chief Executive Office, Tax Identification Number, Organization Identification Number

and Chief Place of Business of Subsidiary]

Schedule 2

TO FORM OF JOINDER AGREEMENT

[Owned and Leased Real Property]

Schedule 3

TO FORM OF JOINDER AGREEMENT

[Tradenames]

Schedule 4

TO FORM OF JOINDER AGREEMENT

[Patents, Copyrights, and Trademarks]

Schedule 5

TO FORM OF JOINDER AGREEMENT

[Deposit and Investment Accounts]